Exhibit 1A-12.2

Whiteford, Taylor & Preston L.L.P.
Dale G. Mullen Partner 804.799.7854 804.762.6863 DMullen@whitefordlaw.com	Two James Center 1021 E. CARY St Suite 2001 Richmond, VA 23219-4341 Main Telephone 804.977.3300 Facsimile 804.977.3299	Delaware* District of Columbia Florida Kentucky Maryland New York North CArolina virginia www.wHITEFORDlaw.com 800.987.8705

July 16, 2025

VIA ELECTRONIC MAIL

Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington, D.C. 20549

Re: Re: Park View OZ REIT, Inc.
Post-Effective Amendment to Offering Statement on Form 1-A
(File No. 024-12437)

Ladies and Gentlemen:

We have acted as special Maryland counsel to Park View OZ REIT, Inc., a Maryland corporation (the “Company”), in connection with the Company’s offering of shares of its common stock pursuant to Regulation A under the Securities Act of 1933, as amended (the “Securities Act”). We previously delivered our opinion letter dated May 20, 2024 (the “Opinion”), which was filed as Exhibit 12.1 to the Company’s Offering Statement on Form 1-A, as qualified by the Securities and Exchange Commission on July 11, 2024.

We have been requested by the Company to consent to the inclusion of the Opinion as an exhibit to the Company’s post-effective amendment to the Offering Statement (the “Amendment”) and to the reference to our firm and the Opinion in the Amendment and related offering materials.

In connection with this consent, we have reviewed the following:

•	The Amendment, including the revised offering circular and the amended management agreement;

•	Board consents dated July 10, 2024, September 27, 2024, April 29, 2025 and July 15, 2025, approving the Amendment and related documents;

•	Written confirmation from the Company, through its authorized officer, that there have been no changes to the Company’s charter, bylaws, board resolutions, or other matters that would affect the validity of the Opinion since May 20, 2024, other than those described in the Amendment;

•	Confirmation of auditor sign-off on the Amendment.

*Whiteford, Taylor & Preston L.L.P. is a limited liability partnership.  Our Delaware offices are operated under a separate Delaware limited liability company, Whiteford, Taylor & Preston L.L.C.

Based on the foregoing, and subject to the same assumptions, qualifications, and limitations set forth in the Opinion, we hereby consent to the inclusion of the Opinion as an exhibit to the Amendment and to the reference to our firm and the Opinion in the Amendment and related offering materials. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission thereunder.

This consent is limited to the matters set forth herein and in the Opinion, and no other opinion is to be implied or may be inferred beyond the matters expressly stated.

Very truly yours,

/s/Whiteford, Taylor & Preston L.L.P.